Exhibit 99.1

NEWS RELEASE

Southcross Energy             1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Receives NYSE Notice Regarding Late Form 10-K Filing

DALLAS, Texas, April 6, 2016 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) announced today that it has received a notice from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the NYSE’s continued listing requirements as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”).

Southcross intends to file its Form 10-K shortly after Southcross Holdings LP’s (“Holdings”) previously announced pre-packaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “POR”) is confirmed by the bankruptcy court. Southcross expects that, as part of terms of the POR, Holdings will provide Southcross with adequate liquidity to avoid the inclusion of a going concern qualification in the independent auditor’s report to be issued in connection with Southcross’ financial statements for the year ended December 31, 2015. Under the NYSE’s rules, the Partnership has six months from the receipt of the NYSE’s notice of non-compliance to file the Form 10-K for the fiscal year ended December 31, 2015.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

About Southcross Holdings LP

Southcross Holdings LP owns 100% of Southcross Energy Partners GP, LLC, the general partner of Southcross, as well as a portion of Southcross’ common units, all of Southcross’ subordinated units and all of Southcross’ Class B convertible units. Holdings also owns natural gas gathering and treating assets as well as NGL pipelines and fractionation facilities in South Texas.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
InvestorRelations@southcrossenergy.com